COMMERCIAL LEASE


Date:             _________________, 2003

Between:          PENTE INVESTMENTS, LLC                    (Landlord)
                  an Oregon Limited Liability Company
                  1300 S.W. Sixth, Suite 300
                  Portland, Oregon  97201

And:              Yocream International, Inc.               (Tenant)
                  an Oregon Corporation
                  5858 N.E. 87th
                  Portland, Oregon 97220

     Landlord leases to Tenant and Tenant leases from Landlord the following described property (the Premises) on the terms and conditions stated below:


        Land and improvements (including all personal property situated thereon for use in connection therewith) located at 8715 N.E. Columbia Blvd, Portland, Oregon 97220 and legally described as Lot 1, Block 3, A.P. INDUSTRIAL PARK, City of Portland, Multnomah County, Oregon.

Section 1.  Occupancy

      1.1 Original Term. The term of this lease shall be for a period of fifteen (15) years commencing October 1, 2003, and continuing through September 30, 2018, unless sooner terminated as hereinafter provided.

      1.2 Possession. Tenants right to possession and obligations under the lease shall commence on October 1, 2003, or as soon thereafter as the Premises are acquired by Landlord pursuant to the existing purchase and sale agreement between Landlord and the current owner of the Premises. If Landlord is not able to give Tenant possession of the Premises on or before December 1, 2003, either party may rescind this lease by notice in writing to the other party given at any time thereafter prior to the date on which possession is tendered by Landlord.

Section 2.  Rent

      2.1 Base Rent. During the lease term, Tenant shall pay to Landlord as base rent the following sums:

      First through Third Year. . . . . .  $  12,848.00 per month
      Fourth through Sixth Year . . . . . .   14,040.00 per month
      Seventh through Ninth Year. . . . . .   15,342.00 per month
      Tenth through Twelfth Year. . . . . .   16,765.00 per month
      Twelfth through Fifteenth Year  . . .   18,320.00 per month

For purposes of this Section 2.1, the term Year shall mean that period between October 1 through September 30 of the following year for each year during the term stated in Section 1.1.

Rent shall be payable on the first day of each month in advance at such place as may be designated by Landlord except that rent for the first month and last month has been paid upon the execution of this lease, and Landlord acknowledges receipt of this sum.



      2.2 Security Deposit. To secure Tenants compliance with all terms of this lease, Tenant has paid Landlord the sum of $20,000.00 as a deposit. The deposit shall be a debt from Landlord to Tenant, refundable within 30 days after expiration of this lease term or other termination not caused by Tenants default. Landlord may commingle the deposit with its funds and Tenant shall not be entitled to interest on the deposit. Landlord shall have the right to offset against the deposit any sums owing from Tenant to Landlord and not paid when due, any damages caused by Tenants default, the cost of curing any default by Tenant should Landlord elect to do so, and the cost of performing any repair or cleanup that is Tenants responsibility under this lease. Offset against the deposit shall not be an exclusive remedy in any of the above cases, but may be invoked by Landlord, at its option, in addition to any other remedy provided by law or this lease for Tenants nonperformance. Landlord shall give notice to Tenant each time an offset is claimed against the deposit, and, unless the lease is terminated, Tenant shall within 10 days after such notice deposit with Landlord a sum equal to the amount of the offset so that the total deposit amount, net of offset, shall remain constant throughout the lease term.


      2.3 Additional Rent. All taxes, insurance costs, utility charges that Tenant is required to pay by this lease, and any other sum that Tenant is required to pay to Landlord or third parties shall be additional rent.



Section 3.  Use of the Premises.

      3.1 Permitted Use. The Premises shall be used for manufacture and storage of food products and for no other purpose without the consent of Landlord, which consent shall not be withheld unreasonably.

      3.2 Restrictions on Use. In connection with the use of the Premises, Tenant shall:

            (1) Conform to all applicable laws and regulations of any public authority affecting the premises and the use, and correct at Tenants own expense any failure of compliance created through Tenants fault or by reason of Tenants use.

            (2) Refrain from any activity that would make it impossible to insure the Premises against casualty, would increase the insurance rate, or would prevent Landlord from taking advantage of any ruling of the Oregon Insurance Rating Bureau, or its successor, allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless Tenant pays the additional cost of the insurance.

            (3) Refrain from any use that would be reasonably offensive to other tenants or owners or users of neighboring premises or that would tend to create a nuisance or damage the reputation of the premises.

            (4) Refrain from loading the electrical system or floors beyond the point considered safe by a competent engineer or architect selected by Landlord.

            (5) Refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the premises without the written consent of Landlord.

            (6) Tenant shall not cause or permit any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released on or under the Premises. Tenant may use or otherwise handle on the Premises only those Hazardous Substances typically used or sold in the prudent and safe operation of the business specified in Section 3.1. Tenant may store such Hazardous Substances on the Premises only in quantities necessary to satisfy Tenants reasonably anticipated needs. Tenant shall comply with all Environmental Laws and exercise reasonable care in the use, handling, and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled or stored on the Premises. Upon the expiration or termination of this Lease, Tenant shall remove all Hazardous Substances from the Premises. The term Environmental Law shall mean any federal, state, or local statute, regulation, or ordinance or any judicial or other governmental order pertaining to the protection of health, safety or the environment. The term Hazardous Substance shall mean any hazardous, toxic, infectious or radioactive substance, waste, and material as defined or listed by any Environmental Law and shall include, without limitation, petroleum oil and its fractions.

Section 4.  Repairs and Maintenance.

      4.1 Landlords Obligation. Landlord shall be under no obligation to make or perform any repairs, maintenance, replacements, alterations, or improvements on the Premises as the parties intend this to be a triple net lease.

      4.2 Tenants Obligations. All repairs and maintenance of the premises shall be the responsibility of Tenant including and without limitation the following:

            (1) Repairs and maintenance of the roof and gutters, exterior walls (including painting), bearing walls, structural members, floor slabs, and foundation.

            (2) Repair and maintenance of sidewalks, driveways, curbs and parking areas.

            (3) Repair and maintenance of exterior water, sewage, gas, and electrical services.

            (4) Repair and maintenance of the heating and air conditioning system.

            (5) Repair and maintenance of interior walls, ceilings, doors, windows, and related hardware, light fixtures, switches, and wiring and plumbing.

            (6) Any repairs necessitated by the negligence of Tenant, its agents, employees, and invitees.

            (7) Any repairs or alterations required under Tenants obligation to comply with laws and regulations as set forth in Section 3.2(1).

            (8)  All other repairs and maintenance to the premises.

      4.3 Reimbursement for Repairs Assumed. If Tenant fails or refuses to make repairs that are required by this Section 4, Landlord may make the repairs and charge the actual costs of repairs to Tenant. Such expenditures by Landlord shall be reimbursed by Tenant on demand together with interest at the rate of 10% per annum from the date of expenditure by Landlord. Except in an emergency creating an immediate risk of personal injury or property damage, Landlord may not perform repairs which are the obligation of the Tenant and charge the Tenant for the resulting expense unless written notice is given to Tenant at least 10 days before work is commenced outlining with reasonable particularity the repairs required and Tenant fails within that time to initiate such repairs in good faith.

      4.4 Inspection of Premises. Landlord shall have the right to inspect the Premises at any reasonable time or times for any lawful purpose. Landlord shall use reasonable efforts to provide notice prior to any inspection authorized by this Section 4.4.

Section 5.  Alterations

      5.1 Alterations Prohibited. Tenant shall make no improvements to or alterations on (alterations) the Premises of any kind without first obtaining Landlords written consent except as permitted in this Section 5.1 below.
Tenant is permitted to undertake nonstructural alterations not to exceed $2,500 in cumulative costs during the term of this Lease. All alterations shall be made in a good and workmanlike manner, and in compliance with applicable laws and building codes. As used herein, alterations includes the installation of computer and telecommunications wiring, cables, and conduit. Tenant may make improvements or alterations to fixtures and equipment owned by Tenant without Landlords consent, provided such improvements or alterations do not alter the Premises.

      5.2 Ownership and Removal of Alterations. All improvements and alterations performed on the Premises by either Landlord or Tenant shall be the property of Landlord when installed unless the applicable Landlords consent specifically provides otherwise. Improvements and alterations installed by Tenant shall, at Landlords option, be removed by Tenant and the premises restored unless the applicable Landlords consent specifically provides otherwise.

Section 6.  Insurance

      6.1 Insurance Required. Tenant shall keep the Premises insured at Tenants expense against fire and other risks covered by a standard fire insurance policy with an endorsement for extended coverage. Such insurance shall name Landlord as an additional insured and contain a loss payable clause in favor of the Landlord. Certificates evidencing such insurance and bearing endorsements requiring 30 days written notice to Landlord prior to any change or cancellation shall be furnished to Landlord prior to Tenants occupancy of the Premises and upon request of Landlord thereafter.

Section 7.  Taxes; Utilities

      7.1 Property Taxes. Tenant shall pay as due all taxes on its personal property located on the Premises. Tenant shall pay as due all real property taxes, personal property taxes and special assessments levied against the Premises. As used herein, real property taxes, personal property taxes and special assessments includes any fee or charge relating to the ownership, use, or rental of the Premises, other than taxes on the net income of Landlord.

      7.2 Special Assessments. If an assessment for a public improvement is made against the Premises, Landlord may elect to cause such assessment to be paid in installments, in which case all of the installments payable with respect to the lease term shall be treated the same as general real property taxes for purposes of Section 7.1. Tenant shall also have the right to make the election described above provided that this Lease is within the last three
(3) years of its term and Tenant has not renewed or extended the Lease.

      7.3 Contest of Taxes. Tenant shall be permitted to contest the amount of any tax or assessment as long as such contest is conducted in a manner that does not cause any risk that Landlords interest in the Premises will be foreclosed for nonpayment.

      7.4 Proration of Taxes. Tenants share of real property taxes and assessments for the years in which this lease commences or terminates shall be prorated based on the portion of the tax year that this lease is in effect.

      7.5 New Charges or Fees. If a new charge or fee relating to the ownership or use of the Premises or the receipt of rental therefrom or in lieu of property taxes is assessed or imposed, then, to the extent permitted by law, Tenant shall pay such charge or fee. Tenant, however, shall have no obligation to pay any income, profits, or franchise tax levied on the net income derived by Landlord from this lease.

      7.6 Payment of Utilities Charges. Tenant shall pay when due all charges for services and utilities incurred in connection with the use, occupancy, operation, and maintenance of the Premises, including (but not limited to) charges for fuel, water, gas, electricity, sewage disposal, power, refrigeration, air conditioning, telephone, and janitorial services.

Section 8.  Damage and Destruction

      8.1 Partial Damage. If the Premises are partly damaged and Section 8.2 does not apply, the Premises shall be repaired by Landlord using the casualty insurance proceeds. Repairs shall be accomplished with all reasonable dispatch subject to interruptions and delays from labor disputes and matters beyond the control of Landlord.

      8.2 Destruction. If the Premises are destroyed or damaged such that the cost of repair exceeds 25% of the value of the structure before the damage, Landlord may elect to terminate the lease as of the date of the damage or destruction by notice given to the Tenant in writing not more than 45 days following the date of damage. In such event all rights and Obligations of the parties shall cease as of the date of termination, and Tenant shall be entitled to the reimbursement of any prepaid amounts paid by Tenant and attributable to the anticipated term. If Landlord elects not to terminate, Landlord shall proceed to restore the Premises with available insurance proceeds to substantially the same form as prior to the damage or destruction.
Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption except for work stoppages on account of labor disputes and matters beyond Landlords reasonable control.

      8.3 Rent Abatement. Rent shall be abated during the repair of any damage to the extent the premises are untenantable, except that there shall be no rent abatement where the damage occurred as the result of the fault of Tenant.

Section 9.  Eminent Domain

      9.1  Partial Taking.  If a portion of the Premises is condemned and
Section 9.2 does not apply, the lease shall continue on the following terms:

            (1) Landlord shall be entitled to all of the proceeds of condemnation, and Tenant shall have no claim against Landlord as a result of the condemnation.

            (2) Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

            (3) After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Landlord to restore the balance of the Premises in anticipation of taking, the rent shall be reduced in proportion to the reduction in value of the Premises as an economic unit on account of the partial taking. If the parties are unable to agree on the amount of the reduction of rent, the amount shall be determined by arbitration in the manner provided in Section 17.

            (4) If a portion of Landlords property not included in the Premises is taken, and severance damages are awarded on account of the Premises, or an award is made for detriment to the Premises as a result of activity by a public body not involving a physical taking of any portion of the Premises, this shall be regarded as a partial condemnation to which Sections 9.1(1) and 9.1(3) apply, and the rent shall be reduced to the extent of reduction in rental value of the Premises as though a portion had been physically taken.

            (5) Tenant shall have the right to seek its own remedy against the condemning authority for claims it may have due to the partial taking.

      9.2 Total Taking. If a condemning authority takes all of the Premises or a portion sufficient to render the remaining premises reasonably unsuitable for the use that Tenant was then making of the premises, the lease shall terminate as of the date the title vests in the condemning authorities. Landlord shall be entitled to all of the proceeds of condemnation other than an award made to Tenant for the value of Tenants leasehold interest in the Premises, and Tenant shall have no claim against Landlord as a result of the condemnation.

      9.3 Sale in Lieu of Condemnation. Sale of all or part of the premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this Section 9 as a taking by condemnation.

Section 10.  Liability and Indemnity

      10.1 Liens.

             (1) Except with respect to activities for which Landlord is responsible, Tenant shall pay as due all claims for work done on and for services rendered or material furnished to the Premises, and shall keep the Premises free from any liens. If Tenant fails to pay any such claims or to discharge any lien, Landlord may do so and collect the cost as additional rent. Any amount so added shall bear interest at the rate of 10% per annum from the date expended by Landlord and shall be payable on demand. Such action by Landlord shall not constitute a waiver of any right or remedy which Landlord may have on account of Tenants default.

            (2) Tenant may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, as long as Landlords property interests are not jeopardized. If a lien is filed as a result of nonpayment, Tenant shall, within 10 days after knowledge of the filing, secure the discharge of the lien or deposit with Landlord cash or sufficient corporate surety bond or other surety satisfactory to Landlord in an amount sufficient to discharge the lien plus any costs, attorney fees, and other charges that could accrue as a result of a foreclosure or sale under the lien.

      10.2 Indemnification. Tenant shall indemnify and defend Landlord from any claim, loss, or liability arising out of or related to any activity of Tenant on the Premises or any condition of the Premises in the possession or under the control of Tenant including any such claim, loss, or liability that may be caused or contributed to in whole or in part by Landlords own negligence or failure to effect any repair or maintenance required by this lease. Landlord shall have no liability to Tenant for any injury, loss, or damage caused by third parties, or by any condition of the Premises.

      10.3 Liability Insurance. Before going into possession of the Premises, Tenant shall procure and thereafter during the term of the lease shall continue to carry the following insurance at Tenants cost: comprehensive commercial general liability policy (occurrence version) in a responsible company with coverage for bodily injury and property damage liability, personal and advertising injury liability, and medical payment with a combined single limit of $1,000,000.00. Such insurance shall cover all risks arising directly or indirectly out of Tenants activities on or any condition of the premises whether or not related to an occurrence caused or contributed to by Landlords negligence. Such insurance shall protect Tenant against the claims of Landlord on account of the obligations assumed by Tenant under Section 10.2, and shall name Landlord as an additional insured. Certificates evidencing such insurance and bearing endorsements requiring 10 days written notice to Landlord prior to any change or cancellation shall be furnished to Landlord prior to Tenants occupancy of the Premises and upon request of Landlord thereafter.

Section 11.  Quiet Enjoyment; Mortgage Priority

      11.1 Landlords Warranty. Landlord warrants that it is the owner of the Premises and has the right to lease them free of all encumbrances except those set forth herein. Subject to these exceptions Landlord will defend Tenants right to quiet enjoyment of the Premises from the lawful claims of all persons during the lease term.

      11.2  Mortgage Priority

            11.2.1 Mortgage To Key Bank of Oregon. The Premises are subject to a real estate mortgage given to Key Bank of Oregon, as mortgagee. This lease is conditioned upon its approval by the mortgagee and upon agreement by the mortgagee that the rights of Tenant under the lease will be recognized so that in the event of foreclosure of the mortgage this lease will remain in effect according to its terms and Tenants possession will not be disturbed as long as Tenant is in compliance with this lease.

            11.2.2 Other Encumbrances. This lease is and shall be prior to any mortgage or deed of trust (Encumbrance) recorded after the date of this lease and affecting the Premises. However, if any lender holding such an Encumbrance requires that this lease be subordinate to the Encumbrance, then Tenant agrees that the lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that as long as Tenant performs its obligations under this lease no foreclosure, deed given in lieu of foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenants rights under this lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this paragraph. If the premises are sold as a result of foreclosure of any Encumbrance thereon, or otherwise transferred by Landlord or any successor, Tenant shall attar to the purchaser or transferee.

      11.3 Estoppels Certificate. Either party will, within 20 days after notice from the other execute and deliver to the other party a certificate stating whether or not this lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of money of any security deposit or prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party from whom the certificate was requested that the lease is in full force and effect and has not been modified except as represented in the notice requesting the certificate.

Section 12.  Assignment and Subletting

      12.1 Landlords Consent Required. No part of the premises may be assigned, mortgaged, or subleased, nor may a right of use of any portion of the property be conferred on any third person by any other means, without the prior written consent of Landlord. This provision shall apply to all transfers by operation of law. No consent in one instance shall prevent the provision from applying to a subsequent instance.

      12.2 Tenant Affiliate. Notwithstanding the provisions of Section 12.1 of this Lease, Tenant may assign or sublet the Premises, or any portion thereof, without Landlords consent, to any corporation which controls, is controlled by, or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant, or to any person or entity which acquires substantially all the assets of Tenant as a going concern of the business that is being conducted on the Premises, provided that said assignee assumes, in full, the obligations of Tenant under this Lease. Any such assignment shall not, in any way, affect or limit the liability of the Tenant under the terms of this Lease even if after such assignment or subletting the terms of this Lease are materially changed or altered without the consent of Tenant, the consent of whom shall not be necessary.

Section 13.  Default

      The following shall be events of default:

      13.1 Defaults in Rent. Failure of Tenant to pay any rent or other charge within five (5) days after it is due.

      13.2 Defaults in Other Covenants. Failure of Tenant to comply with any term or condition or fulfill any obligation of the lease, (other than the payment of rent or other charges), within 20 days after written notice by Landlord specifying the default. If the default is of such a nature that it cannot be completely remedied within the 20-day period, this provision shall be complied with if Tenant begins correction of the default within the 20-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

      13.3 Insolvency. Insolvency of Tenant; an assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; the filing of an involuntary petition of bankruptcy and failure of Tenant to secure a dismissal of the petition within 30 days after filing; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within 10 days shall constitute a default. If Tenant consists of two or more individuals or business entities, the events of default specified in this Section 13.3 shall apply to each individual unless within 10 days after an event of default occurs, the remaining individuals produce evidence satisfactory to Landlord that they have unconditionally acquired the interest of the one causing the default.

      13.4 Abandonment. Failure of Tenant for 7 days or more to occupy the Premises for one or more of the purposes permitted under this lease, unless such failure is excused under other provisions of this lease.

Section 14.  Remedies on Default

      14.1 Termination. In the event of a default the lease may be terminated at the option of Landlord by written notice to Tenant. Whether or not the lease is terminated by the election of Landlord or otherwise, Landlord shall be entitled to recover damages from Tenant for the default, and Landlord may reenter, take possession of the premises and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages and without having accepted a surrender.

      14.2 Reletting. Following reentry or abandonment, Landlord may relet the Premises and in that connection may make any suitable alterations or refurbish the Premises, or both, or change the character or use of the Premises, but Landlord shall not be required to relet for any use or purpose other than that specified in the lease or which Landlord may reasonably consider injurious to the Premises, or to any tenant that Landlord may reasonably consider objectionable. Landlord may relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this lease, upon any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession.

      14.3 Damages. In the event of termination or retaking of possession following default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the lease term, the following amounts as damages:

            (1) The loss of rental from the date of default until a new tenant is secured and paying out.

            (2) The reasonable costs of reentry and reletting including without limitation the cost of any cleanup, refurbishing, removal of Tenants property and fixtures, costs incurred under Section 14.5, or any other expenses occasioned by Tenants default including but not limited to, any remodeling or repair costs, attorney fees, court costs, broker commissions, and advertising costs.

            (3) Any excess of the value of the rent and all of Tenants other obligations under this lease over the reasonable expected return from the premises for the period commencing on the earlier of the date of trial or the date the premises are relet, continuing through the end of the term. The present value of future amounts will be computed using a discount rate equal to the prime loan rate of major Oregon banks in effect on the date of trial.

      14.4 Right to Sue More than Once. Landlord may sue periodically to recover damages during the period corresponding to the remainder of the lease term, and no action for damages shall bar a later action for damages subsequently accruing.

      14.5 Landlords Right To Cure Defaults. If Tenant fails to perform any obligation under this lease, Landlord shall have the option to do so after 30 days written notice to Tenant. All of Landlords expenditures to correct the default shall be reimbursed by Tenant on demand with interest at the rate of 10% annum from the date of expenditure by Landlord. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.

      14.6 Remedies Cumulative. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.


Section 15.  Surrender at Expiration

      15.1 Condition of Premises. Upon expiration of the lease term or earlier termination on account of default, Tenant shall deliver all keys to Landlord and surrender the Premises in first-class condition and broom clean. Alterations constructed by Tenant with permission from Landlord shall not be removed or restored to the original condition unless the terms of permission for the alteration so require. Depreciation and wear from ordinary use for the purpose for which the Premises were let need not be restored, except however, all repair and maintenance for which Tenant is responsible shall be completed to the latest practical date prior to such surrender.

      15.2 Fixtures.

            (1) All fixtures placed upon the Premises during the term, other than Tenants trade fixtures, shall, at Landlords option, become the property of Landlord. Whether a fixture is a trade fixture shall be determined at the time of installation by agreement between the Landlord and Tenant. Fixtures installed in the absence of such agreement are deemed to be the property of the Landlord at its option. If Landlord so elects, Tenant shall remove any or all fixtures that would otherwise remain the property of Landlord and shall repair any physical damage resulting from the removal. If Tenant fails to remove such fixtures, Landlord may do so and charge the cost to Tenant with interest at the legal rate from the date of expenditure.

            (2) Prior to expiration or other termination of the lease term Tenant shall remove all furnishings, furniture, and trade fixtures that remain its property. If Tenant fails to do so, this shall be an abandonment of the property, and Landlord may retain the property and all rights of Tenant with respect to it shall cease or, by notice in writing given to Tenant within 20 days after removal was required, Landlord may elect to hold Tenant to its obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in public storage for Tenants account. Tenant shall be liable to Landlord for the cost of removal, transportation to storage, and storage, with interest at the legal rate on all such expenses from the date of expenditure by Landlord.

      15.3 Holdover.

            (1) If Tenant does not vacate the Premises at the time required, Landlord shall have the option to treat Tenant as a tenant from month to month, subject to all of the provisions of this lease except the provisions for term and renewal and at a rental rate equal to 150 percent of the rent last paid by Tenant during the term or to eject Tenant from the Premises and recover damages caused by wrongful holdover. Failure of Tenant to remove fixtures, furniture, furnishings, or trade fixtures that Tenant is required to remove under this lease shall constitute a failure to vacate to which this section shall apply if the property not removed will substantially interfere with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant.

            (2) If a month-to-month tenancy results from a holdover by Tenant under this Section 15.3, the tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord given not less than 10 days prior to the termination date which shall be specified in the notice. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

Section 16.  Miscellaneous

      16.1 Non-waiver. Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the partys right to require strict performance of the same provision in the future or of any other provision.

      16.2 Attorney Fees. If suit or action is instituted in connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorney fees at trial, on petition for review, and on appeal.

      16.3 Notices. Any notice required or permitted under this lease shall be given when actually delivered or 48 hours after deposited in the United States mail as certified mail addressed to the address first given in this lease or to such other address as may be specified from time to time by either of the parties in writing.

      16.4 Succession. Subject to the above-stated limitations on transfer of Tenants interest, this lease shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

      16.5 Recordation. Neither this lease nor memorandum thereof shall be recorded without the written consent of Landlord.

      16.6 Entry for Inspection. Landlord shall have the right to enter upon the Premises at any time upon prior reasonable notice to Tenant to determine Tenants compliance with this Lease, or to show the Premises to any prospective tenant or purchaser, and in addition shall have the right, at any time during the last six months of the term of this lease, to place and maintain upon the Premises, notices for leasing or selling of the Premises.

      16.7 Interest on Rent and Other Charges. Any rent or other payment required of Tenant by this lease shall, if not paid within 10 days after it is due, bear interest at the rate of 10% per annum (but not in any event at a rate greater than the maximum rate of interest permitted by law) from the due date until paid. In addition, if Tenant fails to make any rent or other payment required by this lease to be paid to Landlord within five days after it is due, Landlord may elect to impose a late change of five cents per dollar of the overdue payment to reimburse Landlord for the costs of collecting the overdue payment. Tenant shall pay the late charge upon demand by Landlord. Landlord may levy and collect a late charge in addition to all other remedies available for Tenants default, and collection of a late charge shall not waive the Breach caused by the late payment.

      16.8 Prorating of Rent. In the event of commencement or termination of this lease at a time other than the beginning or end of one of the specified rental periods, then the rent shall be prorated as of the date of commencement or termination and in the event of termination for reasons other than default, all prepaid rent shall be refunded to Tenant or paid on its account.

      16.9 Brokers Fees. There are no brokers fees or finders fees payable in connection with this Lease. Each party against whom brokers and finders fees are claimed shall hold the other party harmless for any portion of such fees.

      16.10 Incorporation of Prior Agreements; Amendments. This Lease contains all agreements of the Landlord and Tenant with respect to any matter mentioned herein and all other agreements are superseded. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

      16.11 Facsimile Transmissions. Facsimile transmission of any signed original document, and retransmission, shall be the same as delivery of an original. At the request of either party, the parties will confirm facsimile transmitted signatures by signing an original document.

      16.12 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

Section 17.  Arbitration

      17.1 Disputes to Be Arbitrated. If any dispute arises between the parties as to a matter which this lease says should be arbitrated, either party may request arbitration and appoint an arbitrator. The other party shall also choose an arbitrator and the two arbitrators shall choose a third. If the choice of the second or third arbitrator is not made within 10 days of the choosing of the prior arbitrator, then either party may apply to the presiding judge of the judicial district where the premises are located to appoint the required arbitrator.

      17.2 Procedure for Arbitration. The arbitrator shall proceed according to the Oregon statutes governing arbitration, and the award of the arbitrators shall have the effect therein provided. The arbitration shall take place in the county where the leased premises are located. Costs of the arbitration shall be shared equally by the parties, but each party shall pay its own Attorney fees incurred in connection with the arbitration.









                                    LANDLORD:

                                    PENTE INVESTMENTS, LLC



                                    By:  __________________________________
                                    Harry M. Hanna, Member


                                    TENANT:

                                    YOCREAM INTERNATIONAL, INC.



                                    By: _______________________________
                                    John N. Hanna, CEO